ADVISORY COMMITTEE AGREEMENT

THIS ADVISORY COMMITTEE AGREEMENT is made effective as of _______________, 2020 (the “Effective Date”) by and between Sparbar, Inc. (the “Company”) and __________________(the “Advisor”).

RECITALS

A.	Company desires to obtain the services of Advisor to serve on the Company’s Advisory Committee (the “AC”), and the Advisor desires to serve on the AC, upon the following terms and conditions.

B.	Company has spent significant time, effort, and money to develop certain Proprietary Information (as defined below), which Company considers vital to its business and goodwill.

C.	The Proprietary Information may necessarily be communicated to or received by Advisor in the course of serving on the AC for the Company, and Company desires to obtain the Services of Advisor, only if, in doing so, it can protect its Proprietary Information and goodwill.

D.	Company does not, however, desire to receive from Advisor, or for Advisor to either induce the use of or use in connection with the performance of the Services, any information which is confidential to or ownership of which resides in a third party, whether acquired either prior to or subsequent to Advisor’s retention hereunder.

AGREEMENT

NOW, THEREFORE, the parties hereto hereby agree as follows:

1.	Advisory Committee Member. Company hereby retains Advisor to serve on its Advisory Committee. The term of this Agreement (the “Term”) shall be the period commencing on the Effective Date and terminating on the eighteen (18)-month anniversary of the Effective Date. Either party may terminate this agreement for any reason upon ten (10) days’ prior written notice delivered by either party to the other. Upon any termination of the Services as provided in the preceding sentence, this Agreement shall terminate except that the provisions set forth in Sections 2.b, 4 and 6 of this Agreement shall survive such termination.

2.	Position, Duties, Responsibilities.

a.	Duties. Advisor shall perform those services (“Services”) as reasonably requested by the Company from time to time, including but not limited to the Services described on Exhibit A attached hereto. Advisor shall devote Advisor’s commercially reasonable efforts and attention to the performance of the Services of the Company on a timely basis.  Advisor shall also make himself available to answer questions, provide advice and provide Services to the Company upon reasonable request and notice from the Company.

b.	Independent Contractor; No Conflict. It is understood and agreed, and it is the intention of the parties hereto, that Advisor is an independent contractor, and not the employee, agent, joint venturer, or partner of Company for any purposes whatsoever. Advisor is skilled in providing the Services. To the extent necessary, Advisor shall be solely responsible for any and all taxes related to the receipt of any compensation under this Agreement. Advisor hereby represents, warrants and covenants that Advisor has the right, power and authority to enter into this Agreement and that neither the execution nor delivery of this Agreement, nor the performance of the Services by Advisor will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which Advisor is now or hereinafter becomes obligated.

3.	Compensation, Benefits, Expenses.

a.	Compensation. As full and complete consideration of the Services to be rendered hereunder, the Company shall pay Advisor the Compensation described on Exhibit A attached hereto.

b.	Reimbursement of Expenses. Company shall promptly reimburse Advisor for any reasonable costs and expenses incurred by Advisor in connection with any Services specifically requested by Company and actually performed by Advisor pursuant to the terms of this Agreement. Each such expenditure or cost shall be reimbursed only if: (i) with respect to costs in excess of $100, individually, Advisor receives prior approval from the Company’s CEO or CFO or other executive for such expenditure or cost, and (ii) with respect to costs in less than $100, individually, provided Advisor furnishes to Company adequate records and other documents reasonably acceptable to Company evidencing such expenditure or cost.

4.	Proprietary Information; Work Product; Non-Disclosure.

a.	Defined. Company has conceived, developed and owns, and continues to conceive and develop, certain property rights and information, including but not limited to its patents and inventions, patent applications, business plans and objectives, client and customer information, financial projections, marketing plans, marketing materials, logos, and designs, and technical data, processes, know-how, algorithms, formulae, franchises, databases, computer programs, computer software, user interfaces, source codes, object codes, architectures and structures, display screens, layouts, development tools and instructions, templates and other trade secrets, intangible assets and industrial or proprietary property rights which may or may not be related directly or indirectly to Company’s business and all documentation, media or other tangible embodiment of or relating to any of the foregoing and all proprietary rights therein of Company (all of which are hereinafter referred to as the “Proprietary Information”).  Although certain information may be generally known in the relevant industry, the fact that Company uses it may not be so known.  In such instances, the knowledge the Company uses the information would comprise Proprietary Information.  Furthermore, the fact that various fragments of information or data may be generally known in the relevant industry does not mean that the manner in which Company combines them, and the results obtained thereby are known.  In such instance, that would also comprise Proprietary Information.

b.	General Restrictions on Use. Advisor agrees to hold all Proprietary Information in confidence and not to, directly or indirectly, disclose, use, copy, publish, summarize, or remove from Company’s premises any Proprietary Information (or remove from the premises any other property of Company), except (i) during the consulting relationship to the extent authorized and necessary to carry out Advisor’s responsibilities under this Agreement, and (ii) after termination of the consulting relationship, only as specifically authorized in writing by Company. Notwithstanding the foregoing, such restrictions shall not apply to (x) information which Advisor can show was rightfully in Advisor’s possession at the time of disclosure by Company; (y) information which Advisor can show was received from a third party who lawfully developed the information independently of Company or obtained such information from Company under conditions which did not require that it be held in confidence; or (z) information which, at the time of disclosure, is generally available to the public.

c.	Ownership of Work Product. All Work Product shall be considered work(s) made by Advisor for hire for Company and shall belong exclusively to Company and its designees, if by operation of law, any of the Work Product, including all related intellectual property rights, is not owned in its entirety by Company automatically upon creation thereof, then Advisor agrees to assign, and hereby assigns to Company and its designees the ownership of such Work Product, including all related intellectual property rights. “Work Product” shall mean any writings (including excel, power point, emails, etc.), programming, documentation, data compilations, reports and any other media, materials, or other objects produced as a result of Advisor’s work or delivered by Advisor in the course of performing that work.

d.	Incidents and Further Assurances. Company may obtain and hold in its own name copyrights, registrations, and other protection that may be available in the Advisor. Advisor agrees to provide any assistance required to perfect such protection. Advisor agrees to take such further actions and execute and deliver such further agreements and other instruments as Company may reasonably request to give effect to this Section 4.

e.	Return of Proprietary Information. Upon termination of this Agreement, Advisor shall upon request by the Company promptly deliver to Company at Company’s sole cost and expense, all drawings, blueprints, manuals, specification documents, documentation, source or object codes, storage media, letters, notes, notebooks, reports, flowcharts, and all other materials in its possession or under its control relating to the Proprietary Information and/or Services, as well as all other property belonging to Company which is then in Advisor’s possession or under its control. Notwithstanding the foregoing, Advisor shall retain ownership of all works owned by Advisor prior to commencing work for Company hereunder, subject to Company’s nonexclusive, perpetual, paid up right and license to use such works in connection with its use of the Services and any Work Product.

f.	Remedies/Additional Confidentiality Agreements. Nothing in this Section 4 is intended to limit any remedy of Company under applicable state or federal law. At the request of Company, Advisor shall also execute Company’s standard “Confidentiality Agreement” or similarly named agreement as such agreement is currently applied to and entered into by Company’s most recent employees.

5.	Non-Compete. During the Term, Advisor shall provide the Company with prior written notice if Consultant intends to provide any services, as an employee, consultant or otherwise, to any person, company or entity that competes directly with the Company, which written notice shall include the name of the competitor. During the period that is six (6) months after the termination of this Agreement, Advisor shall provide the Company with written notice any time that Advisor provides any services, as an employee, consultant or otherwise, to any person, company or entity that competes directly with the Company.

6.	Indemnification. The Company agrees to indemnify the Advisor for his or her activities solely related to Advisor’s role as member of the AC.

7.	Miscellaneous

a.	Notices. All notices required under this Agreement shall be deemed to have been given or made for all purposes upon receipt of such written notice or communication. Notices to each party shall be sent to the address or email set forth below the party’s signature on the signature page of this Agreement. Either party hereto may change the address to which such communications are to be directed by giving written notice to the other party hereto of such change in the manner provided above. Electronic notices shall be effective if receipt is acknowledged by recipient.

8.	Entire Agreement. This Agreement and any documents attached hereto as Exhibits constitute the entire agreement and understanding between the parties with respect to the subject matter herein and therein, and supersede and replace any and all prior agreements and understandings, whether oral or written with respect to such matters. The provisions of this Agreement may be waived, altered, amended or replaced in whole or in part only upon the written consent of both parties to this Agreement.

9.	Severability, Enforcement. If, for any reason, any provision of this Agreement shall be determined to be invalid or inoperative, the validity and effect of the other provisions herein shall not be affected thereby, provided that no such severability shall be effective if it causes a material detriment to any party.

10.	Governing Law. The validity, interpretation, enforceability and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of New York. Venue for any and all disputes arising out of this Agreement shall be in the City of New York, State of New York.

11.	Injunctive Relief. The parties agree that in the event of any breach or threatened breach of any of the covenants in Section 4, the damage or imminent damage to the value and the goodwill of Company’s business will be irreparable and extremely difficult to estimate, making any remedy at law or in damages inadequate. Accordingly, the parties agree that Company shall be entitled to injunctive relief against Advisor in the event of any breach or threatened breach of any such provisions by Advisor, in addition to any other relief (including damages) available to Company under this Agreement or under applicable state or federal law.

12.	Publicity. The Company shall, with prior written approval by Advisor, have the right to use the name, biography, and likeness of the advisor, whether via audio replay, still or moving image, or other media on the Company’s website, marketing and advertising materials for any purposes beneficial to the Company.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date,

Sparbar, Inc.	ADVISOR:
A Delaware Corporation:

_____________________________	______________________________
By: ____________	Signature
Its: ____________	Print Name:_____________________

Address and Email:	Address and Email:

_________________________	______________________________
_________________________	______________________________
_________________________	______________________________

EXHIBIT A TO ADVISORY COMMITTEE AGREEMENT

I.	Services. As a member of the Advisory Committee, you will:

A.	Participate in at least 1 conference call with management every month, which will last no more than 1 hour;
B.	Be accessible to Company during regular business hours on an as-needed basis to provide guidance on business and marketing strategy issues;
C.	Attend a minimum of 2 events designated by the Company;
D.	Enroll a minimum of 2 famous or recognizable athletes/celebrities in the Sparbar’s brand ambassador program or board of athletic advisors;
E.	Introduce Sparbar Inc. to your network of market and industry participants;
F.	Announce participation with Sparbar Inc. through your various social media channels; and
G.	Sparbar Inc. will announce in a press release that that Advisor will be joining the AC of Sparbar, Inc..

II.	Compensation.

A.	In consideration for services provided by Advisor to Company, Company shall issue to Advisor a retainer of 50,000 shares of the Company’s common stock, to be paid as follows: Half upon the full execution of this Agreement, and half on the nine-month anniversary of the Effective Date.
B.	Company shall pay Advisor a bonus in Company common stock for each additional famous or recognizable athlete/celebrity to actually enroll in Sparbar’s Brand Ambassador program or join Sparbar’s Athlete Advisory Committee, provided the athlete or celebrity remains in said program for a minimum of 9 months, as follows:

a.	C-list athlete/celebrity: 5,000 shares
b.	B-list athlete/celebrity: 10,000 shares
c.	A-list athlete/celebrity: 15,000 shares
d.	A+-list athlete/celebrity: 20,000 shares

The Board of Directors of Sparbar Inc. will make the sole determination of the list level of each athlete/celebrity enrolled by Advisor for the purposes of §II(B).